                                                                   EXHIBIT 10.13

                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT ("Agreement"), dated as of October 31, 1997, is by and between NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Texas corporation (the "Company"), and DONOVAN BOYD, a resident of Harris County, Texas ("Boyd").


     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


     1. CONSULTING SERVICES. Boyd hereby agrees to act as a consultant to the Company during the period beginning on November 1, 1997, and continuing through December 31, 1998. As such, Boyd shall be required to provide to the Company, at the reasonable request of the Company and following reasonable advance notice, up to 15 hours per month, on the average, consulting service during such period. Such services may include, among others, consulting with the Company regarding its current and future railroad tie production, marketing and sales operations. The Company acknowledges that Boyd may have other full time employment during such period and agrees that Boyd shall not be required to perform the consulting services in such a manner that might reasonably be expected to jeopardize such other employment. Notwithstanding the foregoing, to the extent Boyd continues as a director of the Company, any of his time expended as a director of the Company shall not constitute consulting services under this Agreement.

     2.  PAYMENT FOR SERVICES.  In consideration therefor, the Company shall:


     (a) pay to Boyd for the months of November and December of 1997, the amount he would be entitled to during those months as the "Base Salary," as such term is defined in that certain Employment Agreement by and between the Company and Boyd, dated as of February 23, 1995, as the same may have been amended before the date hereof (the "Employment Agreement"), such amount to be paid in accordance with the Company's standard payroll practices. The Company shall also pay to Boyd a sum of $1,000 during each month in the calendar year 1998, such payment to be made on or before the fifth (5th) calendar day of each such month. All such sums shall be due and payable regardless of whether the Company actually requests Boyd to provide any consulting services in any given month.
In the event Boyd performs consulting services which on the average exceed 15 hours per month, the Company shall compensate Boyd for additional time in the amount of $67 per hour. Boyd agrees to attend a five day production run in Virginia for no additional compensation;

     (b) promptly reimburse Boyd for any out-of-pocket fees and expenses incurred by him in connection with his performing the consulting services, all in accordance with the Company's policies for reimbursing its employees for such fees and expenses, so long as those fees and expenses are thoroughly documented and promptly

(and in no event later than three weeks) submitted to the Company after they are incurred;

     (c) continue to provide to Boyd and his family until January 31, 1998, the same disability income, life, health and dental insurance benefits, if any, as were provided under the Employment Agreement; provided, however, that the Company shall not be required to pay any additional premiums for the life insurance policy currently in effect with respect to Boyd (and Boyd shall be responsible for causing such policy to be assigned to him and paying all premiums at the end of its current term in the event he desires to continue such policy for his own benefit beyond its current paid-for term); and

     (d) continue Boyd's participation, at his election, in the Company's 401(k) plan until December 31, 1997.

     3. OTHER EMPLOYMENT-RELATED MATTERS. The parties also agree that: (a) the provisions of Paragraph (7) of the Employment Agreement ("Breach of Confidentiality or Entering into Direct Competition") shall continue as an obligation of Boyd until December 31, 1998; and (b) the provisions of Paragraph
(10)(b) of the Employment Agreement ("Additional Indemnification Rights") shall continue to apply through December 31, 1998, and for a three (3) year period thereafter.

     4. STOCK OPTIONS. Boyd shall be deemed fully vested in all shares of common stock, par value $0.001 per share, of the Company ("NATK Common Stock") that have vested for Boyd on or before the date hereof (i.e., 100,000 shares), as provided in that certain Stock Option Agreement, dated as of February 23, 1997, as the same has been amended before the date hereof (the "Stock Option Agreement"). In addition, he shall be deemed to be vested, as of the date hereof, in an additional 100,000 shares of NATK Common Stock. Boyd shall not, however, be entitled to any further vesting of shares pursuant to the provisions of Section 1 of the Stock Option Agreement. All such vested shares shall be exercisable at an exercise price of $1.00 per share, subject to adjustment as provided in the Stock Option Agreement. Except as modified by the provisions of this Section 4, the parties confirm the provisions of the Stock Option Agreement in its entirety.

     5. RESIGNATION. By his execution hereof, Boyd hereby resigns from any and all other positions (other than as a consultant pursuant to this Agreement) he may hold as an officer, executive officer, employee and any other positions of or with the Company and any of its subsidiaries, effective as of the date hereof; provided, however, that such resignation shall not include a resignation as a director of the Company.


     7. MUTUAL RELEASE. Notwithstanding anything in the Employment Agreement to the contrary, except as expressly provided in this Agreement: (a) each of Boyd and the Company release each other from any further obligations under the Employment Agreement and (b) confirm that no further obligation is owed to such releasing party by the other party hereto, other than any amounts due Boyd for payroll, and fee and expense reimbursements, if any, to be paid in the normal course by the Company for past services provided. In that regard, and notwithstanding any provision of the Employment Agreement to the contrary, including without limitation the provisions of Paragraph 18 thereof ("Survival of Certain Provisions"), neither party hereto shall have any rights against the other party hereto, nor shall either party hereto owe the other party hereto any further obligation, under Paragraphs 1 ("Duties of Executive"), 2 ("Term of Agreement; Termination"), 4 (""Executive's Rights While Employed by the Company"), 5 ("Executive's Rights Upon Termination of Service") or 6 ("Mitigation and Offset Requirements") of the Employment Agreement.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement effective as of October 31, 1997.



"Company"      NORTH AMERICAN TECHNOLOGIES GROUP, INC.


               By:/s/ Tim B. Tarrillion
                  ---------------------
                  Tim B. Tarrillion
                  As its Authorized President and Chief Executive Officer



"Boyd"         DONOVAN W. BOYD


               /s/ Donovan W. Boyd
               ------------------------

                                       3